As filed with the Securities and Exchange Commission on May 15, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRYOCOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0922667
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9717 Pacific Heights Blvd.

San Diego, California 92121

Tel: (858) 909-2200

(Address of Principal Executive Offices)

2005 Equity Incentive Plan

2005 Non-Employee Directors’ Stock Option Plan

(Full title of the plan)

Edward F. Brennan, Ph.D.

CryoCor, Inc.

Chief Executive Officer

9717 Pacific Heights Blvd.

San Diego, California 92121

Tel: (858) 909-2200

Fax: (858) 909-2350

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frederick T. Muto, Esq.

Matthew T. Browne, Esq.

COOLEY GODWARD KRONISH LLP

4401 Eastgate Mall

San Diego, California 92121

Tel: (858) 550-6000

Fax: (858) 550-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee (5)
Common Stock, par value $0.001 per share	494,941 shares	(2)	$6.72	$3,326,004	$102.11
Common Stock, par value $0.001 per share	52,416 shares	(3)	$6.72	$352,235	$10.81
Total	547,357 shares		$6.72	$3,678,239	$112.92

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock (the “Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents (i) 330,911 shares of Common Stock that were automatically added to the shares authorized for issuance under the CryoCor, Inc. 2005 Equity Incentive Plan (the “2005 EIP”) on January 1, 2007 pursuant to an “evergreen” provision contained in the 2005 EIP, and (ii) 164,030 shares of Common Stock that were automatically added to the shares authorized for issuance under the 2005 EIP as a result of shares that would have reverted to the share reserve of the CryoCor, Inc. 2000 Stock Option Plan (the “2000 Plan”), but instead revert into the share reserve for the 2005 EIP. The 2005 EIP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2005 EIP on the first day of the Registrant’s fiscal year, from 2006 until 2015. The number of shares added each year will be equal to the lesser of: three percent of the fully-diluted shares of Common Stock outstanding on December 31 of the preceding fiscal year; 806,451 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors. In addition, the 2005 EIP provides that the number of shares reserved for issuance under the 2005 EIP shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are or become issuable pursuant to options outstanding under the 2000 Plan, or were previously or become issued but remain subject to CryoCor’s repurchase right under the terms of the 2000 Plan, and (ii) but for the amendment to the 2000 Plan as of the effective date of the 2005 EIP, would otherwise have reverted to the share reserve of the 2000 Plan pursuant to the terms thereof.
(3)	Represents 52,416 shares of Common Stock that were automatically added to the shares authorized for issuance under the CryoCor, Inc. 2005 Non-Employee Directors’ Stock Option Plan (the “2005 NEDSOP”) on January 1, 2007, pursuant to an “evergreen” provision contained in the 2005 NEDSOP. The NEDSOP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2005 NEDSOP on the first day of the Registrant’s fiscal year, from 2006 until 2015. The number of shares added each year will be equal to the lesser of: the aggregate number of shares subject to options granted under the 2005 NEDSOP during the immediately preceding fiscal year; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.
(4)	This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee, and is based on the average of the high and low prices of Registrant’s Common Stock on May 10, 2007, as reported on the Nasdaq Global Market.
(5)	Calculated by multiplying the proposed maximum aggregate offering price by 0.00003070.

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENTS ON FORM S-8 (FILE NOS. 333-126614 and 333-133926)

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements of the Registrant on Form S-8 relating to the same employee benefit plans are effective. The Registrant previously registered shares of its Common Stock for issuance under the 2005 EIP, 2000 Plan, 2005 NEDSOP and the 2005 Employee Stock Purchase Plan under a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on July 15, 2005 (File No. 333-126614). In addition, the Registrant previously registered additional shares of its Common Stock for issuance under the 2005 EIP under a Registration Statement on Form S-8 filed with the SEC on May 9, 2006 (File No. 333-133926). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above.

ITEM 8.	EXHIBITS.

Exhibit Number
3.1	(1)	Registrant’s Amended and Restated Certificate of Incorporation.

3.2	(1)	Registrant’s Amended and Restated Bylaws.

4.1	(1)	Form of Common Stock Certificate of the Registrant.

4.2	(1)	Amended and Restated Investors’ Rights Agreement dated June 4, 2003 between the Registrant and certain of its stockholders.

4.3	(2)	Securities Purchase Agreement, dated April 20, 2007, by and among the Registrant and the purchasers listed on the signature pages thereto.

4.4	(2)	Form of Warrant.

5.1		Opinion of Cooley Godward Kronish LLP.

23.1		Consent of Independent Registered Public Accounting Firm.

23.2		Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

24.1		Power of Attorney (included on signature page).

99.1	(1)	2005 Equity Incentive Plan.

99.2	(1)	2005 Non-Employee Directors’ Stock Option Plan

(1)	Filed as an exhibit to the Registrant’s registration statement on Form S-1 (File No. 333-123841), originally filed with the SEC on April 5, 2005, and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant’s current report on Form 8-K, originally filed with the SEC on April 25, 2007.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)	That, for the purpose of determining liability of the Registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)	That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 15, 2007.

CRYOCOR, INC.

By:	/s/ Gregory J. Tibbitts
Gregory J. Tibbitts
Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward F. Brennan and Gregory J. Tibbitts, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward F. Brennan, Ph.D. Edward F. Brennan, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2007

/s/ Gregory J. Tibbitts Gregory J. Tibbitts	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 15, 2007

/s/ David J. Cooney David J. Cooney	Director	May 15, 2007

/s/ Jerry C. Griffin, M.D. Jerry C. Griffin, M.D.	Director	May 15, 2007

/s/ J. Mark Hattendorf J. Mark Hattendorf	Director	May 15, 2007

/s/ Arda M. Minocherhomjee, Ph.D. Arda M. Minocherhomjee, Ph.D.	Director	May 15, 2007

/s/ Kurt C. Wheeler Kurt C. Wheeler	Director	May 15, 2007

EXHIBIT INDEX

Exhibit Number
3.1	(1)	Registrant’s Amended and Restated Certificate of Incorporation.

3.2	(1)	Registrant’s Amended and Restated Bylaws.

4.1	(1)	Form of Common Stock Certificate of the Registrant.

4.2	(1)	Amended and Restated Investors’ Rights Agreement dated June 4, 2003 between the Registrant and certain of its stockholders.

4.3	(2)	Securities Purchase Agreement, dated April 20, 2007, by and among the Registrant and the purchasers listed on the signature pages thereto.

4.4	(2)	Form of Warrant.

5.1		Opinion of Cooley Godward Kronish LLP.

23.1		Consent of Independent Registered Public Accounting Firm.

23.2		Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

24.1		Power of Attorney (included on signature page).

99.1	(1)	2005 Equity Incentive Plan.

99.2	(1)	2005 Non-Employee Directors’ Stock Option Plan

(1)	Filed as an exhibit to the Registrant’s registration statement on Form S-1 (File No. 333-123841), originally filed with the SEC on April 5, 2005, and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant’s current report on Form 8-K, originally filed with the SEC on April 25, 2007.